EXHIBIT 99.2

CORPORATE PARTICIPANTS

John Boomer Helen of Troy Limited - SVP

Gerald Rubin Helen of Troy Limited - Chairman, CEO, and President

Tom Benson Helen of Troy Limited - SVP and CFO

PRESENTATION

Operator

Good day, everyone, and welcome to the Helen of Troy Limited second-quarter fiscal 2014 earnings call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. John Boomer, Senior Vice President. You may begin.

John Boomer  - Helen of Troy Limited - SVP

Good afternoon, everyone, and welcome to Helen of Troy’s second quarter of fiscal year 2014 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Gerald Rubin, our Chairman of the Board, CEO, and President, will then discuss the factors that drove our growth quarter. And then Tom Benson, our Chief Financial Officer, will review our financials and outlook in more detail.

Following this we will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the investor relations tab on our homepage and then the news tab. I will now turn the conference over to Gerald Rubin.

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

Thank you, John. Good afternoon, everybody, and welcome to our second quarter of fiscal year 2014 earnings conference call. During the second quarter, we continued the positive momentum we saw in the first quarter, achieving sales growth in all segments of our business, for a consolidated net sales revenue increase of 11.1% to a record $319.4 million. While product costs continue to increase across the board for the Company, and the industry as a whole, we diligently managed our expenses to achieve diluted EPS of $0.72 per share and adjusted EBITDA of $41.8 million for the quarter ending August 31, 2013.

Growth in the quarter was led by our Healthcare Home Environment segment, which grew sales by 20.4%. Fan sales were up sharply due to a very warm summer in Europe. The segment also saw strong performance in the humidifier, thermometer, and hot/cold therapy categories.

Our Housewares segment grew sales by 8.7%. Continued innovation drove overall growth in kitchen tools, gadgets, and kitchen storage lines. Contributing to growth in the segment was the success of the revamped OXO cleaning utility line and continued market penetration of our OXO Tot line of infant and toddler care products.

On a year-over-year basis, we also expanded shelf space and assortments at several key retailers, continued to grow Internet sales, and expanded our wholesale club business and new customer distribution. We also achieved growth in our Personal Care segment, which grew net sales revenue by 3.4% in the second quarter. We saw increased sales of professional appliances, as well as higher sales in Europe and Latin America.

In Europe, we benefited from a new product distribution arrangement specific to the current fiscal year. As a reminder, we restructured and strengthened our European sales team last year, and this is one of the attractions we are beginning to see there in strengthening our product offering. Our Grooming, Skin Care, and Hair Care

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Solutions product category continues to meet the challenges of a very difficult, competitive, and economic environment; but has several exciting new initiatives, which include new products and new technology, which offer promises for the future.

Retail acceptance of these new items have been encouraging, and the new products should start shipping in our fourth quarter of fiscal year 2014.

We remain focused on controlling our costs and executing our growth objectives to sustain our growth and profitability. In line with these objectives at quarter end, our Healthcare Home Environment segment converted from their legacy enterprise resource planning system onto our global ERP system. We expect this to contribute to our profitable growth by eliminating duplicate costs and improving uniformity of execution throughout our organization.

In the first week of September 2013, we commenced initial operations of our new 1.3 million square foot distribution facility in Olive Branch, Mississippi, which will house the distribution operations of both our personal care and healthcare home environment appliance businesses. I am pleased to report that the project is on schedule and on budget, and this is an important initiative for us and one that we will support our growth for years to come.

Looking ahead to the second half of the year, we continue to invest in new product introductions and extension of our brands into adjacent categories that will drive growth beyond the current fiscal year. We are planning a number of new product introductions in our Home, Healthcare Environment segment, including an 11-cup PUR water filter — filtering pitcher, a new stainless steel PUR faucet-mount water filter, and a PUR baby product. All of which started shipping at the beginning of the — will start shipping at the beginning of the third quarter of fiscal 2014.

The Housewares business will continue to focus on expansion in all OXO categories, including the OXO Tot program. The Personal Care segment will see the launch of a complete line of appliance products featuring infrared heat technology, as well as new packaging for existing products.

I now would like to turn the conference call over to Tom Benson, our CFO, who will give you the financial highlights of the quarter and update you on our financial guidance for the fiscal year 2014.

Tom Benson  - Helen of Troy Limited - SVP and CFO

Thank you, Jerry. Good afternoon everyone. I’d like to start my discussion by reviewing our second quarter of fiscal year 2014 financial results from this afternoon’s press release.

Net sales revenue for the second quarter of fiscal year 2014 increased 11.1% to a record $319.4 million. As Jerry mentioned, this reflects growth in the Healthcare Home Environment segment of 20.4%, which consists of the Kaz and PUR business; and 8.7% in the Housewares segment, which consists of our OXO business.

Our Personal Care segment also grew by 3.4%, despite a still-difficult retail environment.

Foreign currency negatively impacted revenue by $900,000, which mostly affected the Personal Care segment.

Consolidated gross profit was 38.6% of net sales, compared to 40.7% in the second quarter of fiscal year 2013, reflecting the effect of foreign currency exchange rates, product cost increases across all segments, and product mix.

Selling, general, and administrative expense in the second quarter of fiscal year 2014 was 29.1% of net sales, a slight improvement over 30% of net sales in the second quarter of fiscal year 2013, as we continue to keep a tight rein on our expenses.

The decrease primarily reflects lower outbound freight distribution costs, as well as reduced media advertising costs. These expense reductions were partially offset by higher incentive compensation costs and higher cooperative advertising costs.

Operating income for the second quarter of fiscal year 2014 was $30.4 million, or 9.5% of net sales, compared to operating income of $30.8 million, or 10.7% of net sales, in the second quarter of fiscal year 2013.

The income tax rate as a percentage of income before taxes for the second quarter was 17.4%, compared to 17.2% in the second quarter of fiscal year 2013. We currently expect our effective tax rate for the full fiscal year 2014 to range between 17% and 19%. Net income for the second quarter of fiscal year 2014 increased 1.5% to $23.3 million, or 7.3% of net sales, compared to $23 million, or 8% of net sales, in the prior year second quarter.

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Now moving on to our financial position at August 31, 2013, compared to August 31, 2012. Accounts receivable were $231.3 million, compared to $208.3 million, reflecting the 11.1% quarterly sales revenue increase year over year. Receivable turnover was relatively flat at 61.9 days, compared to 61.1 days at the same time last year.

Inventory declined 3.7% to $306.9 million, compared to $318.7 million. Total short- and long-term debt declined by $108.4 million to $227.6 million, compared to $336 million at August 31, 2012. Stockholders’ equity increased year over year to $970.7 million, compared to $852.4 million.

Now I’ll take — now I’d like to turn to our outlook for fiscal year 2014. We continue to expect net sales revenue in the range of $1.29 billion to $1.32 billion, and GAAP-diluted EPS in the range of $3.13 to $3.23, which includes the after-tax impact of non-cash asset impairment charges of $0.37 per share recorded in the first quarter of fiscal year 2014.

We expect adjusted diluted EPS to be in the range of $3.50 to $3.60, which is consistent with the Company’s previous guidance. This earning guidance reflects the negative impact of the difficult retail environment, a normal cold/cough/flu season, product cost increases across all segments, and an increase in compensation expense. We continue to expect capital expenditures for fiscal year 2014 to be in the range of $40 million to $45 million, with approximately $33 million related to the completion of our new 1.3 million square foot distribution center in Olive Branch, Mississippi.

In summary, the fundamentals of our business remain solid and remain keenly focused on controlling costs to maximize profitability, even as we continue to invest in our business in support of long-term growth.

Operator, we’ll now turn it over for questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions) Bob Labick, CJS Securities.

Bob Labick  - CJS Securities - Analyst

Good afternoon. Thanks for taking my questions. Just wanted to start with the significant revenue performance. Very strong revenue growth in the quarter, both HHE and Personal Care. You mentioned — you gave some color on that. I was wondering if you could expand a little bit, particularly, on the HHE side and the sustainability of the growth there.

And then maybe also just your second-half guidance, just because you didn’t change it, implies a lot softer growth. Is there anything there that you’re implying? Or is it more that you just didn’t want to change your guidance yet?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Hey Bob, on the Healthcare/Home Environment, as you pointed out, we had a very strong quarter, 20.4% sales growth, which is a approximately $23 million. We had very good performance in thermometry. We had good performance in humidifiers.

In Europe, we had very warm weather, and we actually sold out of all the fans we had, so we are very pleased with that. And also, our hot/cold therapy, we performed better.

The 20% quarterly year-over-year growth rate is not something that we expect as a continuing growth rate. Some of it had to do with the weather. There’s possibly some correlation because we moved warehouses at the end of August, and we did give our customers notice we were moving. We can’t say for sure, but maybe some of the customers ordered — a fear of some type of shipping disruption.

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But, as we go into the second half of the year, we are very dependent upon the cough/cold/flu season. We are anticipating a normal cough/cold/flu season. Last year, the cough/cold/flu season started very strong in the November/December/January period. Then it kind of slow down. So throughout the whole year, it was a normal season. So we’re expecting the same type of normal season.

On the Personal Care, it was a very good performance, core growth 3.4%. Looking at the history of the Company, that’s an area that we’ve been working on to improve and improve the core growth. We do have another favorable event coming out of our European operations. We have an agreement to supply a product for, like, a one-year period. During this fiscal year, we have an agreement to sell it. As far as we know right now, that’s not going to continue, so that did have some positive impact on us. We are working on various things to replace those sales for the next fiscal year. But at this time, we know some of them aren’t going to continue.

Bob Labick  - CJS Securities - Analyst

Okay, great. Thank you for that color. And then moving to your new distribution center, first, congratulations on the move and getting it on time and on budget. I was hoping, could you tell us was there any extra cost associated with that in the quarter? And then also can you remind us of the expected savings that you should garner from being in this new facility and how long it should take to play out till you get to maximum efficiency?

Tom Benson  - Helen of Troy Limited - SVP and CFO

I mean, if you look at our SG&A costs for the first six months without regard to the impairments, $180 million. We did incur some extra cost during the quarter. They are not significant or meaningful in regard to the SG&A for the quarter, which was $92 million. And the savings going forward are not really going to be that meaningful to the SG&A. What it does is, were leasing a 700,000 square foot facility, we’ve moved into a 1.3 million square foot facility, we are going to move some of the goods from our — one of our other owned facilities. When everything is all done, we are going to have two warehouses that both have, combined, about 600,000 square foot of growth capacity.

So, it’s really — we took the next step, which really has not added on incremental costs, and we’ve added 600,000 square feet of capacity we can utilize in the future.

Bob Labick  - CJS Securities - Analyst

Okay, great —

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

This is Jerry. The reason we do have a little extra space is because we actually do need flex space for the season, the Christmas season. We always used to rent several hundred thousand feet from a third party. Also, we need those extra spaces for the extra square footage that we have for growth in the divisions that we have. And also for any possible acquisitions that we may have coming up.

Bob Labick  - CJS Securities - Analyst

Okay, great. Well, sticking with that — I’ll go out of order on my questions. But could you talk a little bit about the acquisition environment and just capital allocations, since we like to ask that every quarter anyway? Thoughts on what the acquisition environment looks like and alternative uses of capital including repurchasing shares?

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

Well, nothing has changed since the last conference call that we had. You know, we are very particular on what type of acquisitions we have. There are acquisitions that we do look at on a weekly basis. Of course, we can’t choose them all. And we’re just looking for the one that — or the ones that we think that we could handle in the three categories that we now sell in, or a new category.

So, there are opportunities out there. I don’t have anything to report to you, but there are opportunities out there for acquisitions. And, of course, the same thing that in case nothing comes up, there’s always the stock buybacks. We’re kind of holding off on that a little, although we do a little bit of the buying until we see how the marketplaces is for acquisitions. So, I think one or the other will occur, certainly, in the next six months.

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Bob Labick  - CJS Securities - Analyst

Okay, terrific. Well, look forward to seeing, I guess, as many of you that will be there at the OXO analyst day shortly. And I’ll get back in queue. Thank you.

Operator

(Operator Instructions) Graham Tanaka, Tanaka Capital.

Graham Tanaka  - Tanaka Capital - Analyst

I just wondering what the new products might contribute to sales in this year, and whether that percentage would rise or stay steady or maybe fall perhaps next year. How’s that new product pipeline looking in terms of dollars?

Tom Benson  - Helen of Troy Limited - SVP and CFO

We work very hard to bring out new products every year. So, we do have new products that are coming out the second half. We have a pipeline to introduce new products again next year. So I would not call it an unusual activity; or, really, we’re going to have a lot more this year than normal; or, in the future, we’re not anticipating to have less. So, every year, we have a very robust product pipeline that we introduce across our three segments.

Graham Tanaka  - Tanaka Capital - Analyst

I’m just wondering in terms of annual growth rates long-term, what percent you would like to see coming from new products. Does it add, say, 2% or 3% of sales per year or more than that?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Well, sometimes when we introduce new products, we discontinue some because it might be an upgrade of products. Sometimes it might be new categories. So it’s really a mixed bag. And our three segments we have talked about, growth potential over longer period of time of, really, different percentages. I mean, our Housewares segment — you know, we are consistently looking for mid-single digits. The Healthcare/Home Environment, low single digits. And Personal Care, which we’ve been working on very hard, we hope to have low single digits, too.

Graham Tanaka  - Tanaka Capital - Analyst

And second question related to just sort of what’s happening in terms of costs — process material costs and pricing. Are you able to get pricing? How much you may get in pricing this year and how much of that is going to be used to cover costs or perhaps more than costs. Thanks.

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

As I’ve mentioned to you before, costs in Asia and other places that we do buy from, costs are going up; labor is going up; material is going up. In China, you have the exchange rate changes there; money changes. So our cost of goods are going up. We try to balance that with price increases to the retailers. We also try to balance that with the new products, where we know what the new costs are and try to build that in.

But it’s something that we live with; we’ve been living with for many, many years. It’s not going to go away tomorrow or next year. It’s just part of the business of increased costs. And we do everything that we can with price increases, as I mentioned, and new products to build in the increases and try to keep the gross profit where it should be.

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And as you saw this past quarter, we did lower our — we worked hard and we got the SG&A down about 1%. So we want to keep working on that and continue lowering our SG&A expenses, as well as to get the GP up also.

Operator

Chris Robertson, Cardinal Capital.

Chris Robertson  - Cardinal Capital - Analyst

I wanted to see if I could get a little bit more color on some of the revenue growth rate numbers, as far as you mentioned some things that were more one-time in nature, such as the European item that you sold and the favorable weather opportunities for the fans in HHE.

As I look ahead to try and figure out what normalized growth rates might look like — I know you just walked through the three segments, but as we look at the back half of the year relative to the sales guidance that you gave, I think Bob mentioned it clearly was looking for some deterioration if you’re going to stay within that range. Can you break apart, particularly, the Personal Care and the HHE as to what you might describe as what the non-one time growth parts were?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Well, what I would say if you’re trying to look at the second half of the year for the Housewares, I mean, we did have 7.1% for the first six months. We’re very pleased with that performance. We think an appropriate indicator would be, like, in the 5% range for the second half. And so, you’ll get a little bit more than 5% for the whole year.

For the Healthcare/Home Environment, we’re looking at, again, around 5%. I would caution that the Healthcare/Home Environment is — I mean, weather places impact upon it. We will be going into the cold/cough/flu season; we’ll also be going into the heater season. So in both of those categories, we get the [sell-in] of the product. You really determine how the season is by the reorders that you get out.

And then on Personal Care for the rest of the year, I mean — on a year-to-date basis, we are at 0.7%. For the second quarter, we’re at 3.4%. So somewhere in between that range for the second half of the year, we’re looking at.

There’s a lot of overriding things. In our business, we really don’t have any future purchase order. We have shelf placements, so a lot of it is based on the consumer off-take. There’s a lot of things going in the — globally and also domestically here in the United States that we really don’t know what the impact is. We don’t know how long the government’s going to be shut down; we don’t know about the debt levels; the Affordable Care Act is kicking in. And, I mean, people — maybe they won’t totally realize it now, but next year, they’re going to realize that they are supposed to go out and have coverage. If they don’t have coverage, then there’s a cost to that or a penalty if they don’t do it.

So there’s a lot of factors that are going on that, I think, make the next six months much harder to predict.

Chris Robertson  - Cardinal Capital - Analyst

No, that’s fair. I guess the only other question I’d ask around the top line is how much of the, particularly, the European one-time sales, and what level of season impact for Healthcare/Home Environment in Europe, would you say were in your guidance to begin with, versus as you continue to look out now?

Tom Benson  - Helen of Troy Limited - SVP and CFO

For the Personal Care, we are aware of the agreement and what we thought it was going to bring to us. So I wouldn’t say that was surprising. But for the Home Environment, selling all of our fans out, we weren’t anticipating doing that in Europe. So that was a bit of an outside that we were not anticipating.

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Fans, we’re very happy to sell them. They are one of the lower-margin categories. So they don’t give you a lot of bottom line impact; they give you nice top line increase.

Chris Robertson  - Cardinal Capital - Analyst

Is that part of what you’re talking about in the press release, where it talks about the product mix, referencing that the gross margin — that it had the FX headwind and the product cost increases that you have already discussed with the product —

Tom Benson  - Helen of Troy Limited - SVP and CFO

Yes, FX is — but it also had the product mix. The categories I — two of the categories in the Home Environment, I said, you know, the hot/cold therapy had growth, and also the fans. Those are lower margins. And in the Personal Care, the margin that we get on — the gross profit margin that we get on the sales to the agreement we’ve entered into for this fiscal year is lower than our other gross profit margins. We’re very happy about the business.

Chris Robertson  - Cardinal Capital - Analyst

That’s helpful. Thank you. And the last question I had was on the cost side, where you talk about the lower outbound freight and distribution costs, and the reduced media advertising comped against the higher cooperative advertising costs. Is it reasonable to say that, on the advertising side in media advertising, that those were just the movement of dollars and that they sort of offset each other? And then what would you say was helping to bring down the outbound freight costs?

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

Okay, on the advertising, you’re right. We did move dollars from advertising that’s done on TV and magazines to co-op advertising because we found out that it’s really more effective. So those dollars have shifted over. And as far as warehousing, fuel prices are down, so we’re getting some benefit on the fuel pricing and some benefit from our new contract with container rates coming out of China. So that’s helped out.

Chris Robertson  - Cardinal Capital - Analyst

Got it. Thank you for the time; I much appreciate it.

Operator

(Operator Instructions) Stephen Friedman, Wells Fargo.

Steven Friedman  - Wells Fargo - Analyst

Just have a couple of quick questions. One, relating to the gross margin, Jerry or Tom, do you have a — sort of an objective? I know there are product costs increases from Asia, as well as your price increase offsets that you try to do. But I believe the last quarter was 38.6%. Do you have a target somewhere in that — close to the 40% — I think has been for years a pretty good target? Or is that reasonable to obtain or shoot for?

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

You’re right, Steve. 40% is the number that we shoot for. We — over the years, you know, that we have hit that or surpassed that. So right now, we’re somewhere close — 38.6% up to — we think we’re going to be somewhere 39%-ish. So we’re somewhere close in that area.

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Steven Friedman  - Wells Fargo - Analyst

So with some solid sales growth, decent weather season as Tom has described and both of you have described — this could be brought down with some savings in SG&A? Well, I think you said that there would be a minimal amount of savings from the new warehouse, but there would be some efficiencies that you could enjoy. Maybe the second half could be conservative, looking at the earnings per share on the multiple on the stock.

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

As you know, Steve, the expenses of the business are made up of variable and fixed expenses. And the more sales you do in volume, the lower the fixed expenses are. So that’s kind of is — although we can control as much expense as we can, increase in sales sure helps us out a lot.

Steven Friedman  - Wells Fargo - Analyst

Okay. That’s all I have. Thank you very much.

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

Thank you, Steve.

Operator

And it does appear there’s no further questions at this time. Gentlemen, I’ll turn the conference back over to you for any additional or closing comments.

Gerald Rubin  - Helen of Troy Limited - Chairman, CEO, and President

Well, thank you, everybody, for joining us again today and for your interest in our Company. And we look forward to updating you on our business performance on the next third-quarter call, which will come up in early January. Thank you again for participating.

Operator

And that does conclude today’s teleconference. Thank you all for your participation.